UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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TimefireVR Inc.

(Name of Registrant as Specified In Its Charter)

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TimefireVR Inc

Dba/ Teraforge

7150 E. Camelback Rd.

Suite 444

Scottsdale AZ  85251

INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

You are not being asked to approve anything. This Information Statement is being provided to you solely for your information.

GENERAL INFORMATION

Why am I receiving these materials?

This Information Statement is mailed or furnished to holders of record of the outstanding common stock and preferred stock of TimefireVR Inc., a Nevada corporation (the “Company”), in connection with the action by written consent of shareholders taken without a meeting to approve a reverse stock split (the “Reverse Stock Split”) which is described in this Information Statement. You are urged to read this Information Statement carefully and in its entirety for a description of the Reverse Stock Split.

The date of this Information Statement is January 18, 2019 and is first being mailed on or about January 18, 2019. The Company is required to provide prompt notice to the shareholders who have not consented in writing.

The Board of Directors of the Company (the “Board”) is not soliciting your proxy or consent in connection with the Reverse Stock Split.

What action was taken by written consent?

We obtained written consent by the holder of the Company’s outstanding Series A Preferred Stock (the “Series A Holder”), approving the amendment to the Company’s Articles of Incorporation (the “Articles”) to amend the Articles to effect a Reverse Stock Split at a ratio of in a range of one-for-30 through one-for-500 or any ratio in between (the “Split Ratio”).

When is the record date?

The close of business on January 8, 2019 is the record date (the “Record Date”) for the determination of shareholders entitled to receive this Information Statement.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this Information Statement?

            In accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes, if the Board adopts a resolution to amend the Articles, an affirmative vote of a majority of the Company’s voting power is required. On January 8, 2019, the Board adopted this resolution. On January 8, 2019, shareholder approval was obtained through the written consent of our Series A Holder.

On the Record Date there were 235,460,470 shares of the Company’s common stock outstanding, 122,190 shares of the Company’s Series E Convertible Preferred Stock (the “Series E”) outstanding, and 100 shares of the Series A Preferred Stock (the “Series A”) outstanding.

 Each share of the Company’s common stock represents one vote. Subject to a total 9.99% ownership limitation, the holders of the Series E are entitled to vote the number of pro-rata votes per share as were equal to the number of shares of common stock into which their Series E were convertible on the Record Date. The Series A entitles the Series A Holder a total voting power equal to one vote more than the total combined voting power of the common stock and all other series or classes of equity of the Company as of the Record Date.

Therefore, a special meeting of the shareholders to approve the Reverse Stock Split is unnecessary. The Series A Holder approved the Reverse Stock Split by voting the Series A. If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding voting power would have been required.

On December 6, 2018, the Company’s shareholders voted against the Reverse Stock Split as set forth below:

Ratio	Votes For	Votes Against	Abstain	Broker Non-Votes
1-for-30	100,748,041	108,597,511	1,018,323	299,989
1-for-400	90,814,920	118,758,399	790,555	299,990
Any ratio in between 1-for-30 and 1-for-400	92,069,181	117,971,917	322,777	299,989

Accordingly, the Company’s Board, using authority contained in the Articles, created the Series A. The Series A is not convertible and does not have any preferential dividend or liquidation rights. Holders of the Series A shall only be entitled to vote on the approval of an amendment to the Company’s Articles increasing the authorized common stock and/or effectuating a reverse split of the Company’s common stock and shall be entitled to a voting power equal to one vote more than the total combined voting power of the Company’s common stock and all other series or classes of the Company’s outstanding equity. The Company shall have the obligation to redeem all of the Series A for a total of $100 upon the Company’s filing with the Nevada Secretary of State of an amendment to the Company’s Articles effecting a reverse stock split or an increase in authorized capital of the Company’s common stock. On December 21, 2018, the Company sold all 100 authorized shares of the Series A to the Company’s Chief Executive Officer for $10.

When will the Reverse Stock Split become effective?

Once we decide to implement the Reverse Stock Split, it would become effective on the date of filing of Articles of Amendment to our Articles with the office of the Secretary of State of the State of Nevada (the “Effective Date”). However, a U.S. Securities and Exchange Commission (the “SEC”) rule requires us to first give 10 days’ prior notice to the Financial Industry Regulatory Authority (“FINRA”). Additionally, the Articles of Amendment may not be filed until at least 20 calendar days after the mailing of this Information Statement.

Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Does any person have an interest in the adoption of the Reverse Stock Split?

No security holders receive an extra or special benefit not shared on a pro-rata basis by all other holders of the same class.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

The Series A Holder has approved an amendment to our Articles to effect a Reverse Stock Split at an exchange ratio of the Split Ratio.

The Reverse Stock Split will have no effect on the par value of our common stock. No fractional shares will be issued in connection with the Reverse Stock Split. The proposed form of amendment to our Articles to implement the Reverse Stock Split is attached to this Information Statement as Appendix A.

Our common stock is currently quoted on the OTC Pink Open Market under the symbol “TFVR”. On the Record Date, the last sale price of our common stock was $0.002 per share. The Company lacks working capital to continue in business as it is incurring negative cash flow. The recent severe decline in the prices of bitcoin and the other cryptocurrencies we mine has exacerbated our working capital issues. Our investors have told us that without a Reverse Stock Split we cannot expect any material financing. Our Board believes that our relatively low per-share market price of our common stock impairs the acceptability of the common stock to potential investors and certain members of the investing public, including institutional investors. Further, the weakness of our stock price and it trading below one cent has caused the Company to lose acquisition opportunities.

Our Board has the maximum flexibility to react to current market conditions and to therefore achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of the Company and our shareholders.

Because the Split Ratio is a range, the actual Ratio will be determined by our Board.

Purpose of the Reverse Stock Split

The Board believes that a Reverse Stock Split is desirable for a number of reasons, including:

 Provide an Opportunity to Raise Capital. As stated above, if the Reverse Stock Split is not effected, we will run out of money and be forced to cease operations. Investors have refused to provide material financing unless we effect the Reverse Stock Split.

Increase in Eligible Institutional and Other Investors. We believe a Reverse Stock Split may increase the price of our common stock or potentially decrease its volatility, and thus may allow a broader range of institutional investors the ability to invest in our stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks whose price is below a certain threshold. We believe that increased institutional investor interest in the Company and our common stock will potentially increase the overall market for our common stock.

Increase Analyst and Broker Interest. We believe a Reverse Stock Split would help increase analyst and broker-dealer interest in our common stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker-dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines and policies and practices that either prohibit or discourage them from investing or trading such stocks or recommending them to their clients and customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize we may remain a “penny stock” under the rules of the SEC because a penny stock trades at less than $5.00, we think the increase from the Reverse Stock Split will position us better if our business continues to increase as we expect. Because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our common stock can result in shareholders or potential shareholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher. In late 2018 Merrill Lynch announced that its customers could no longer buy or sell “penny stocks” for the accounts of its customers. The “penny stock” designation may continue to have a depressive effect upon our common stock price.

Move the Company Closer to Listing on Nasdaq. By potentially increasing our stock price, the Reverse Stock Split would potentially increase our minimum bid or share price required for the initial listing requirements for Nasdaq. We would like to eventually apply for listing on Nasdaq. We currently do not meet their listing requirements, including the minimum bid price. The Reverse Stock Split will not cause us to meet all of the listing requirements for Nasdaq, but we believe the Reverse Stock Split will increase our stock price which may help us move towards eventually meeting the minimum share price requirements. We are not certain that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock, or increase our ability to be listed or approved for trading on Nasdaq.

Risks of the Reverse Stock Split

The Reverse Stock Split may not increase our market capitalization, which would prevent us from realizing some of the anticipated benefits of the Reverse Stock Split. The market price of our common stock is based on a number of factors that may be unrelated to the number of shares outstanding. These factors may include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share may not rise, or it may remain constant in proportion to the reduction in the number shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In the future, the market price of common stock following the Reverse Stock Split may not equal or exceed the market price prior to the Reverse Stock Split.

Effects of the Reverse Stock Split

Reduction of Shares Held by Individual Shareholders. After the Effective Date each common stock shareholder will own fewer shares of our common stock. However, the Reverse Stock Split will affect all of our common stock shareholders uniformly and will not affect any common stock shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share as described below. As discussed further below, we will round up fractional shares to the nearest whole share. The number of shareholders of record will not be affected by the Reverse Stock Split. However, the Reverse Stock Split will increase the number of shareholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

Change in Number and Exercise Price of Employee and Equity Awards. The Reverse Stock Split will reduce the number of shares of common stock available for issuance under our equity plans and agreements in proportion to the Split Ratio. Under the terms of our outstanding equity and option awards, the Reverse Stock Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the Split Ratio of the Reverse Stock Split which is ultimately approved by our Board and will cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares authorized for future issuance under our equity plans will also be proportionately reduced. The number of shares of common stock issuable upon exercise or vesting of stock option awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. Warrant and other convertible security holders, if any, will also see a similar reduction of the number of shares such instruments are convertible into stock option holders described above.

Regulatory Effects. Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the common stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If the Reverse Stock Split is implemented, our common stock will continue to trade on the OTC Pink Open Market.

In addition to the above, the Reverse Stock Split will have the following effects upon the Company’s common stock:

•	The number of shares owned by each holder of common stock will be reduced as discussed above;

•	The per share loss and net book value of the Company’s common stock will be increased because there will be a lesser number of shares of the Company’s common stock outstanding;

•	The authorized common stock and the par value of the common stock will remain at 500,000,000 shares and $0.001 per share, respectively;

•	The stated capital on the Company’s balance sheet attributable to the common stock will be decreased and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

•	All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock, if any, will enable such holders to purchase, upon exercise thereof, fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the Reverse Stock Split, at the same total price (but a higher per share price) required to be paid upon exercise thereof immediately preceding the Reverse Stock Split;

Shares of common stock after the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split will not change any of the other terms of the Company’s common stock. The shares of common stock after the Reverse Stock Split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the Reverse Stock Split.

Because the number of authorized shares of the Company’s common stock will not be reduced, an overall effect of the Reverse Stock Split of the outstanding common stock will be an increase in authorized but unissued shares of the Company’s common stock. These shares may be issued by the Company’s Board in its sole discretion. See “Anti-Takeover Effects of the Reverse Stock Split” below. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of the Company’s common stock and preferred stock.

Once we implement a Reverse Stock Split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the Reverse Stock Split, but this in no way will affect the validity of your current share certificates. The Reverse Stock Split will occur without any further action on the part of the Company’s shareholders. After the effective date of the Reverse Stock Split, each share certificate representing shares prior to the Reverse Stock Split will be deemed to represent the number of shares shown on the certificate, divided by the Split Ratio. Certificates representing the shares after the Reverse Stock Split will be issued in due course as share certificates representing shares prior to the Reverse Stock Split are tendered for exchange or transfer to the Company’s transfer agent. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing new shares following the Reverse Stock Split that are issued in exchange for share certificates issued prior to the Reverse Stock Split representing old shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the new shares after the Reverse Stock Split, the time period during which a shareholder has held their existing pre-Reverse Stock Split old shares will be included in the total holding period.

Procedure for implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of Articles of Amendment to the Company’s Articles with the Secretary of State of the State of Nevada. The exact date of the filing of the Articles of Amendment that will effectuate the Reverse Stock Split will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and the Company’s shareholders. In addition, the Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Articles of Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interest and the best interests of the Company’s shareholders to proceed with the Reverse Stock Split. If Articles of Amendment effecting the Reverse Stock Split have not been filed with the Secretary of State of the State of Nevada by the close of business one year from the date the Reverse Stock Split was approved by the Series A Holder, the Board will abandon the Reverse Stock Split.

After the filing of the Articles of Amendment, the Company’s common stock will have a new CUSIP number, which is a number used to identify the Company’s equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

As soon as practicable after the Reverse Stock Split the Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., shareholders who hold their shares directly in their own name and not through a broker). Record holders of pre-Reverse Stock Split shares will be asked to surrender to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for a book entry with the transfer agent or certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

For street name holders of pre-Reverse Stock Split shares (i.e., shareholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the effective date of the Reverse Stock Split.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No service charges, brokerage commissions or transfer taxes will be payable by any shareholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (if any) or establishes to the Company’s satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer including with a medallion guarantee.

Fractional shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, all shares which would otherwise result in fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be rounded up to the nearest whole share.

Accounting matters

The par value per share of the Company’s common stock will remain unchanged at $0.001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company’s consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of the Company’s common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain federal income tax consequences

Each shareholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your own particular situation.

The following is a summary of important tax considerations of the Reverse Stock Split. It addresses only shareholders who hold the pre-Reverse Stock Split shares and post-Reverse Stock Split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code (the “Code”), shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. Current tax law may change, possibly even retroactively. This summary does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split.

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as reorganization, a shareholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged, and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

No appraisal rights

Shareholders have no rights under the Nevada Revised Statutes or under the Company’s charter documents to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Anti-takeover effects of the reverse stock split

The overall effect of the Reverse Stock Split may be to render more difficult the accomplishment of mergers or the assumption of control by a principal shareholder and thus make the removal of management more difficult.

The effective increase in the Company’s authorized and unissued shares as a result of the Reverse Stock Split could potentially be used by the Board to thwart a takeover attempt. The over-all effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management. The Reverse Stock Split could make the accomplishment of a merger or similar transaction more difficult, even if it is beneficial to shareholders. The Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent shareholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.

As discussed above, the reasons for the Reverse Stock Split are to provide an opportunity to raise capital, increase the ability of institutions to purchase the Company’s common stock and stimulate the interest in the Company’s common stock by analysts and brokers as well as accelerate the possibility of obtaining a listing on a national securities exchange. This Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Additionally, the Reverse Stock Split is not being conducted in an effort to take the Company private.

Neither the Company’s Articles nor the Company’s Bylaws presently contain any provisions having anti-takeover effects and the Reverse Stock Split Proposal is not a plan by the Board to adopt a series of amendments to the Company’s Articles or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Plans for newly available shares

The Company presently has no specific plans, nor has it entered into any arrangements or understandings regarding the shares of common stock that will be newly available for issuance upon effectiveness of the Reverse Stock Split. However, the Company’s management is seeking to raise capital to fund future operations through the sale of convertible debt with warrants similar to its March 2018 financing. Further in order to pay its debt which is due in April 2019 (or extend such debt) equity securities may be issued. Any future financing may be dilutive to existing shareholders.

Voting Securities and Principal Holders Thereof

The following table sets forth the number of shares of our common stock beneficially owned as of the Record Date by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our Named Executive Officers and (iv) all current executive officers and directors of the Company as a group. Unless otherwise specified in the notes to this table, the address for each person is: TimefireVR Inc., Dba/ Teraforge, 7150 E. Camelback Rd., Suite 444, Scottsdale AZ  85251, Attention: Corporate Secretary.

Class Type	Beneficial Owner	Amount of Beneficial Ownership (1)	Percentage Beneficially Owned
Officers and Directors

Series A Preferred Stock	Jonathan R. Read Chief Executive Officer and Chairman of the Board	100	100%
Common Stock	Jonathan R. Read Chief Executive Officer and Chairman of the Board (2)	10,000,000	4.1%
Common Stock	Gary Smith (3) Director	1,000,000	*
Common Stock	All Named Executive Officers and Directors as a Group – three members	11,250,000	4.5%
5% Shareholders
Common Stock	Cavalry Fund I LP (4)	18,245,480	7.6%
Common Stock	Jeffrey Rassas (5)	15,599,839	6.6%
Common nStock	John Wise (6)	32,358,217	13.6%

(1) Applicable percentages are based on 235,460,470 shares of common stock outstanding as of the Record Date. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options, warrants or conversion of notes. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. This table does not include any unvested stock options except for those vesting within 60 days.

(2) Read. Includes 10,000,000 shares underlying stock options. Does not include 500,000 shares of common stock owed to Mr. Read which Mr. Read cannot vote or sell due to the Company’s lack of authorized capital.

(3) Smith. Represents 1,000,000 shares underlying stock options.

(4) Cavalry Fund I LP. Includes 13,181,000 shares of common stock and 5,064,480 shares attributable to the Series E which are not subject to blockers. Does not include promissory notes convertible into the Company’s common stock and 24,461,153 Warrants to purchase common stock both of which are subject to blockers and, as a result, cannot be converted into common stock within the next 60 days.

(5) Rassas, a former executive officer and director. Includes 504,924 shares of common stock and 650,000 stock options held by Mr. Rassas directly and 14,410,826 shares and 34,089 shares underlying warrants to purchase common stock held by Hayjour Family LP (“Hayjour”). Mr. Rassas is the general partner of Hayjour for which the address is 10799 N. 90th St., Suite 200, Scottsdale AZ 85260.

(6) Wise, a former executive officer and director. Includes 2,046,413 shares of common stock underlying warrants held by Mr. Wise and 6,977,951 shares held by Mr. Wise’s spouse Caroline Wise, which Mr. Wise is deemed to beneficially own. The Company is unable to verify the shares held by Mr. Wise in street name and is basing this calculation on the Form 4 filed by Mr. Wise on September 15, 2016.

Where You Can Find More Information

You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Delivery of Documents to Security Holders Sharing an Address

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may call the Company at (602) 617-8888 or mail a request to receive separate copies to TimefireVR Inc., Dba/ Teraforge 7150 E. Camelback Rd. Suite 444 Scottsdale AZ  85251. Attention: Corporate Secretary, and we will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

By Order of the Board of Directors

/s/ Jonathan Read
Jonathan Read
Chairman of the Board of Directors

Appendix A

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF TIMEFIREVR INC.

TimefireVR Inc. (the ‘‘Company’’), a corporation organized and existing under the Revised Statutes of the State of Nevada (the ‘‘Nevada Revised Statutes’’), hereby certifies as follows:

1.	Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein set forth has been duly approved by the Board of Directors and the holders of a majority of the outstanding voting power of the Company.

2.	Article 4 of the Articles of Incorporation is amended by adding the following:

As of the close of business on _____ ___, 2019 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each ___ shares of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new Common Stock, par value $0.001 per share (referred to in this paragraph as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, a New Certificate representing the number of shares such shareholder would otherwise be entitled to rounded up to the next whole share. If more than one Old Certificates shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional shares until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

3.	These Articles of Amendment to the Articles of Incorporation were duly adopted and approved by the shareholders of the Company on the ______ day of __________, 2019 in accordance with Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to Articles of Incorporation as of the ______ day of ________, 2019.

TIMEFIREVR INC.

By:
Name: Jonathan Read
Title: Chief Executive Officer